Exhibit 99.1

[GRAPHIC APPEARS HERE]

For more information:
Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy Agrees to Contribute Retail Propane Operations

to Suburban Propane for $1.8 Billion

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Accelerates Strategic Transformation to Midstream Energy Company

Kansas City, MO (April 26, 2012) –Inergy, L.P. (NYSE:NRGY) (NRGY) announced today it has entered into a definitive agreement to contribute its retail propane operations to Suburban Propane Partners, L.P. (NYSE:SPH) (SPH) in exchange for approximately $1.8 billion.

Under the terms of the agreement, which has been unanimously approved by NRGY’s Board of Directors, NRGY will receive $600 million in SPH common units; and SPH will offer to exchange NRGY’s outstanding senior notes for up to $1.0 billion of new SPH senior notes and $200 million in cash. NRGY has agreed to distribute approximately 13.7 million of the SPH common units it receives to NRGY unitholders following the registration of the units under federal securities laws.

“First, I want to thank the employees of Inergy Propane for their contributions to our success. Inergy had its roots in the retail propane business, and the decision to exit was difficult,” said John Sherman, President and Chief Executive Officer. “However, the benefits of this transaction are very compelling to both Suburban and Inergy. The combined operations will be a larger and more geographically diverse company, well-positioned in the propane industry.”

Sherman continued, “Our unitholders will have the opportunity to participate in the benefits of the propane combination, and Inergy will focus on its midstream growth strategy. This strategic transaction accelerates the transformation we began last year when we started the separation of our business units. As we evolve into a pure play midstream business, I expect our growth strategy to be enhanced.”

“The contribution of NRGY’s retail propane operations to SPH repositions the company with an attractive balance sheet and delivers value to NRGY investors,” said Brooks Sherman, Inergy, L.P.’s Chief Financial Officer.

The transaction, which is subject to customary closing conditions, including approval under the Hart-Scott-Rodino Act and the completion of the exchange offer, is expected to close in the fourth fiscal quarter of 2012.

Greenhill & Co. served as a financial advisor and provided a fairness opinion to Inergy, L.P. in connection with the transaction. Also in connection with the transaction, Credit Suisse served as a co-advisor, and Vinson & Elkins served as legal advisor to Inergy, L.P.

NRGY will host a live conference call and internet webcast today April 26, 2012, at 1:00 p.m. Central Time to discuss this transaction, and to provide an update on its business outlook and its business strategy. A presentation regarding this transaction and NRGY’s business outlook will be made available prior to the call and can be accessed on NRGY’s website, www.inergylp.com. The call-in number for the live conference call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on NRGY’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 75951550.

The offering of new SPH senior notes will not be registered under the Securities Act of 1933, as amended, or any state or foreign securities laws. The new SPH senior notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act or any applicable state securities laws.

This press release does not constitute an offer to purchase or exchange any securities or a solicitation of any offer to sell any securities. The exchange offer will be made only pursuant to a confidential offer document and only to persons certifying that (a) they are in the United States and are “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act (that are also “accredited investors” within the meaning of Rule 501 of Regulation D of the Securities Act) or (b)(i) they are outside the United States and are not U.S. persons, who are eligible to acquire securities pursuant to Regulation S and would be participating in any transaction in accordance with Regulation S and (ii) they are “non-U.S. qualified offerees” (as defined in the offer documents).

NRGY Provides Additional Financial Information Related to the Contribution Transaction

NRGY today also announced preliminary results for the second quarter ended March 31, 2012. Preliminary estimated net income and Adjusted EBITDA for Inergy, L.P. for the quarter ended March 31, 2012, was $44 million and $121 million, respectively. Preliminary estimated net income and Adjusted EBITDA for Inergy’s retail propane operations for the quarter ended March 31, 2012, was $53 million and $76 million, respectively, with each amount net of a corporate overhead allocation of approximately $4 million. Results for the quarter were negatively impacted by lower retail propane gallon sales attributable to significantly warmer temperatures in our areas of operations. The weather during the quarter ended March 31, 2012, was approximately 23% warmer than normal in our areas of operations.

	Three Months Ended
	March 31, 2012
	Inergy, L.P.	Inergy Retail
	(Unaudited) ($ in millions)
Reconciliation of net income to Adjusted EBITDA:
Net income	$44	$53
Interest expense, net	22	0
Provision (benefit) for income taxes	0	(0)
Depreciation and amortization	50	18

EBITDA (a)	$116	$71

Non-cash gain on derivative contracts	(1)	—
Loss on disposal of assets	2	2
Long-term incentive and equity compensation expense	3	2
Transaction costs	1	1

Adjusted EBITDA (a)	$121	$76

For the fiscal year ended September 30, 2011, Inergy, L.P. reported a net loss of $10.6 million and adjusted EBITDA of $372.2 million. Net income and adjusted EBITDA for Inergy’s retail propane operations for the fiscal year ended September 30, 2011, was $106.4 million and $196.8 million, respectively, with each amount net of a corporate overhead allocation of approximately $11.0 million.

	$00,000	$00,000
	Fiscal Year Ended September 30, 2011
	Inergy, L.P.	Inergy Retail
	(Unaudited) ($ in millions)
Reconciliation of net income to Adjusted EBITDA:
Net income (loss)	$(10.6)	$106.4
Interest expense, net	113.5	1.4
Early extinguishment of debt	52.1	—
Provision for income taxes	0.7	0.4
Depreciation and amortization	191.8	74.5

EBITDA (a)	$347.5	$182.7

Non-cash loss on derivative contracts	1.2	—
Loss on disposal of assets	8.2	10.9
Long-term incentive and equity compensation expense	5.8	2.8
Transaction costs	9.5	0.4

Adjusted EBITDA (a)	$372.2	$196.8

(a)	EBITDA is defined as income (loss) before taxes plus net interest expense, early extinguishment of debt, and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers from customer service centers throughout the United States. The company also operates a natural gas storage business in Texas and an NGL supply logistics, transportation, and wholesale marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P. (NYSE:NRGM), Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Among those is the risk that the conditions to closing the transaction are not met or that the anticipated benefits from the proposed transaction cannot be fully realized. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com. For media inquiries, contact Debbie Hagen of Hagen and Partners at 913-642-6363 or via email at dhagen@hagenandpartners.com.

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